Exhibit 99.1

FHLBank Chicago Announces Q1 2023 Financial Highlights and Declares Dividend

April 26, 2023

To Our Members:

We are pleased to announce that, based on our preliminary financial results for the first quarter of 2023, the Board of Directors of the Federal Home Loan Bank of Chicago (FHLBank Chicago) declared a dividend of 7.38% (annualized) for Class B1 activity stock. FHLBank Chicago pays a higher dividend per share on your activity stock compared to membership stock to recognize your support of the cooperative through the use of our products. The higher dividend received on Class B1 activity stock has the effect of enhancing the benefits of using the Bank either by lowering the cost on advances and letters of credit or improving the return on Mortgage Partnership Finance® (MPF®) Traditional loans sold. We expect to maintain a dividend of at least 7.38% (annualized) for Class B1 activity stock for the second and third quarters of 2023, based on current projections and assumptions regarding our financial condition. We are providing this information to assist you in planning your activity with us.

Based on our preliminary financial results for the first quarter of 2023, the Board of Directors of FHLBank Chicago declared a dividend of 3.19% (annualized) for Class B2 membership stock.

For first quarter 2023, we expect to report net income of $143 million when we file our Form 10-Q with the Securities and Exchange Commission (SEC) next month. Our preliminary and unaudited financial results, details on the dividend payments, and our first quarter financial highlights are provided at the end of this letter.

On-Going Support Through Market Volatility

In March 2023, financial institutions across the country faced significant headwinds with volatility in the banking sector that had not been seen in more than a decade – compounded by the higher interest rate environment that started last year. Treasury market volatility also surged, as demonstrated by the 2-year Treasury yield moving more than 20 basis points (bps) for seven consecutive days, an event that has not occurred since 1985. In our District, many members bolstered collateral and tested access to their liquidity with FHLBank Chicago as we worked diligently with your institutions to meet your funding needs and help you manage your balance sheets through customized solutions. Across the country, the mission and importance of the FHLBanks was on full display as the FHLBank System stepped-in to meet member demands. During the week of March 13, 2023, the FHLBank System issued a combined $304 billion in advances to members. We are committed to using our financial strength to support you and your communities through all economic cycles as we have done for the last 90 years.

Meeting Member Needs in 2023

Earlier this year, we published our 2022 Financial Highlights, which displays our financial commitment to support our members, partners, and their communities throughout Illinois and Wisconsin. Over the past quarter, we remained focused on finding new ways to better serve you and your communities, through product development and engagement initiatives.

•We are pleased to announce our Savings Amidst Volatile Environment (S.A.V.E.) Advance – a new advance opportunity to support members as you navigate the rapid rise in interest rates, volatile market, and its impact on your institutions. This opportunity provides all members and housing associates with a discounted advance and flexibility when selecting the interest rate type, advance term, and transaction date to best meet your balance sheet needs. The S.A.V.E. Advance will be available from May 1, 2023 through October 31, 2023.
•Many teams within FHLBank Chicago are hard at work to enhance your experience with our products and services. During Q1 2023, we worked with you on an easy-to-use and more secure single sign-on system for eBanking and Affordable Housing Program (AHP) Online. For the future, we are working on expanding online self-service product execution, intuitive user interface and dashboards, centralized reporting and scheduling, as well as subscriptions and notifications for communications. We continue to accept eNotes (Electronic Promissory Notes) for residential collateral and plan to accept loans with eNotes into the MPF Program in the near future. These changes will create a more consistent and streamlined experience for you while also enhancing security.
•At the end of March, the Federal Housing Finance Agency (FHFA) wrapped-up their FHLBank System at 100: Focusing on the Future initiative, as they reviewed the mission, membership eligibility requirements, products and services, among other facets of the FHLBanks. We want to share our deep gratitude and appreciation to everyone who submitted written comments and letters and participated both virtually and in-person at the listening sessions. The stories and experiences you shared were vital to these conversations and bring to life our support for affordable housing, homeownership, and economic development as well as the collective impact we have made together throughout the years. In addition, we invite you to read a comment letter submitted by the Council of FHLBanks that shares an outline of a vision for the future in which together we build an even more resilient and impactful FHLBank System, one that continues to be a bedrock of stability in the U.S. financial system while meeting the traditional and emerging needs of our member institutions and their communities.
•We enjoyed seeing many of your last month at our 2023 Member Meetings that took place in five locations throughout Illinois and Wisconsin. We look forward to seeing our insurance company members at the 2023 FHLBank Insurance Conference, to be held on June 20-21 in Chicago. Registration will open in June for our annual marquee event – the 2023 Management Conference, August 3-4 in Chicago. We strive to provide timely insight from industry experts through various in-person and virtual events throughout the year. Stay updated by visiting fhlbc.com/events.

Investing in Your Communities

We continue to seek conversation with our members to drive innovation and meet the critical needs of your communities while also to providing vital support for affordable housing, down payment assistance, and economic development in our District. We are proud to offer a wide array of Community Investment programs to our members and will share program updates throughout this year:

•2023 Downpayment Plus® Programs Are Open - The 2023 Downpayment Plus (DPP®) and Downpayment Plus Advantage® (DPP Advantage®) programs opened January 17. Participating members in DPP may reserve up to $700,000 in the general pool on a first-come, first-served basis to help their income-eligible borrowers with down payment and closing costs of up to $10,000, an increase from $6,000 in previous years. Participating members may also reserve up to $700,000 in the DPP Advantage pool, which allows members to access down payment assistance on behalf of income eligible homebuyers obtaining their first mortgages from nonprofit lenders. In 2022, FHLBank Chicago disbursed $18 million in DPP grants to over 3,000 households.
•2023 Affordable Housing Program Opens in May – Thank you to everyone who attended our recent Affordable Housing Program (AHP) webinars as we prepare for this year’s round. The 2023 AHP General Fund application round opens May 1, 2023 and closes on June 9, 2023. Award announcements will be made in October 2023.

As always, thank you for your membership in the Federal Home Loan Bank of Chicago.

Best regards,

Michael Ericson
President and CEO

First Quarter Dividend and Financial Highlights

On April 26, 2023, the Board of Directors of FHLBank Chicago declared a dividend of 7.38% (annualized) for Class B1 activity stock and a dividend of 3.19% (annualized) for Class B2 membership stock based on preliminary financial results for the first quarter of 2023. The dividend for the first quarter of 2023 will be paid by crediting your DID account on May 15, 2023. Any future dividend payments remain subject to determination and declaration by our Board of Directors and may be impacted by further changes in financial or economic conditions, regulatory and statutory limitations, and any other relevant factors.

Selected financial data is below. For more details, please refer to the Condensed Statements of Condition and Condensed Statements of Income. The financial results discussed are preliminary and unaudited. We expect to file our Form 10-Q with the Securities and Exchange Commission (SEC) next month. After it is filed, you will be able to access it on fhlbc.com or through the SEC’s reporting website.

•Advances outstanding increased to $79.6 billion at March 31, 2023, compared to $66.3 billion at December 31, 2022 attributable to increased borrowings from our depository institutions, including in connection with the banking industry volatility that occurred in early March 2023.

•MPF loans held in portfolio continued to remain steady at $10.2 billion at March 31, 2023, compared to $10.2 billion at December 31, 2022.

•Total investment securities increased to $23.0 billion at March 31, 2023, compared to $22.1 billion at December 31, 2022, primarily attributable to an increase in investment in GSE mortgage-backed securities.

•Total liquid assets decreased to $22.5 billion at March 31, 2023, compared to $27.5 billion at December 31, 2022. We intend to maintain a sufficient pool of liquidity to support anticipated member demand for advances and letters of credit.

•Total assets increased to $136.1 billion as of March 31, 2023, compared to $126.9 billion as of December 31, 2022.

•Letters of credit commitments remained steady at $10.5 billion at March 31, 2023, compared to $10.8 billion at December 31, 2022.

•We recorded net income of $143 million in the first quarter of 2023, up $48 million compared to the first quarter of 2022. The increase was primarily due to increased returns on our liquid assets as interest rates rose during the period.

•In the first quarter of 2023, noninterest income was $(4) million, a decrease of $14 million when compared to a $10 million gain for the first quarter of 2022. Losses from instruments held under the fair value option and derivatives used to hedge our market risk exposure were the primary driver of this decrease.

Forward-Looking Information: This letter contains forward-looking statements which are based upon our current expectations and speak only as of the date hereof. All statements other than statements of historical fact are “forward-looking statements,” including any projections or guidance as to dividends or other financial items; any statements of the plans, strategies, and objectives for future operations; any statements of belief; and any statements of assumptions underlying any of the foregoing. These statements may use forward-looking terms, such as “anticipates,” “believes,” “expects,” “could,” “plans,” “estimates,” “may,” “should,” “will,” or their negatives or other variations on these terms. We caution that, by their nature, forward-looking statements involve risks or uncertainties, that actual results could differ materially from those expressed or implied in these forward-looking statements, and that actual events could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, legislative and regulatory developments that affect us or members, instability in the credit and debt markets, economic conditions including adverse employment trends, prolonged inflation, or recession, maintaining compliance with regulatory and statutory requirements (including relating to our dividend payments and retained earnings), any decrease in our levels of business which may negatively impact our results of operations or financial condition, the reliability of our projections, assumptions, and models on future financial performance and condition, the impact of geopolitical uncertainties or conflicts, changes in mortgage interest rates and prepayment speeds on mortgage assets, our ability to execute our business model and to pay future dividends (including enhanced dividends on activity stock), our ability to meet required conditions to repurchase or redeem excess capital stock from members, including maintaining compliance with our minimum regulatory capital requirements and determining our financial condition is sound enough to support such repurchases and redemptions, our ability to continue to offer the Reduced Capitalization Advance Program, our ability to implement product enhancements and new products, the impacts of changes to Federal Home Loan Bank membership requirements, capital requirements and guidance, and liquidity requirements and guidance by the Federal Housing Finance Agency, the loss of members through mergers and consolidations, our ability to retain and recruit qualified personnel, our ability to protect the security of our information systems and manage any failures, interruptions, or breaches, uncertainties relating to the phase-out of the London Interbank Offered Rate (LIBOR), and the risk factors set forth in our periodic filings with the Securities and Exchange Commission, which are available on our website at fhlbc.com and through the SEC’s reporting website. We assume no obligation to update any forward-looking statements made in this letter. “Community First,” “Downpayment Plus,” “DPP,” “Mortgage Partnership Finance,” “MPF,” and “MPF Xtra” are registered trademarks of the Federal Home Loan Bank of Chicago.

Condensed Statements of Condition
(Dollars in millions)
(Preliminary and Unaudited)
	March 31, 2023	December 31, 2022	Change
Cash and due from banks, interest-bearing deposits, federal funds sold, and securities purchased under agreements to resell	$22,529	$27,548	(18)%
Investment debt securities	23,022	22,134	4%
Advances	79,584	66,288	20%
MPF Loans held in portfolio, net of allowance for credit losses	10,174	10,160	—%
Other	745	723	3%
Assets	$136,054	$126,853	7%

Consolidated obligation discount notes	$50,970	$59,531	(14)%
Consolidated obligation bonds	74,474	58,116	28%
Other	2,652	1,741	52%
Liabilities	128,096	119,388	7%
Capital stock	3,545	2,989	19%
Retained earnings	4,659	4,564	2%
Accumulated other comprehensive income (loss)	(246)	(88)	180%
Capital	7,958	7,465	7%
Total liabilities and capital	$136,054	$126,853	7%

Member standby letters of credit - off balance sheet	$10,465	$10,750	(3)%

Condensed Statements of Income
(Dollars in millions)
(Preliminary and Unaudited)
	Three months ended March 31,
	2023	2022	Change
Interest income	$1,582	$227	597%
Interest expense	(1,360)	(72)	1,789%
Net interest income	222	155	43%
Reversal of (provision for) credit losses	—	(1)	100%
Net interest income after reversal of (provision for) credit losses	222	154	44%
Noninterest income (loss)	(4)	10	(140)%
Noninterest expense	(59)	(58)	2%
Income before assessments	159	106	50%
Affordable Housing Program assessment	(16)	(11)	45%
Net income	$143	$95	51%

Average interest-earning assets	$133,334	$99,663	34%
Net interest income yield on average interest-earning assets	0.67%	0.62%	0.05%